UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2015

Carey Watermark Investors 2 Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196681	46-5765413
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K (the “Report”) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 1, 2015, a wholly-owned subsidiary of Carey Watermark Investors 2 Incorporated (“CWI 2”), completed the acquisition of the Courtyard Nashville Downtown hotel from Worthington Hyde Partners, an unaffiliated third party. The 192-room hotel is located in Nashville, Tennessee.  CWI 2’s total investment in the property is approximately $69.7 million, including a $60.0 million purchase price and $9.7 million of planned capital improvements and other acquisition-related costs. The equity portion of CWI 2’s investment was financed in full by a loan of $27.9 million from a subsidiary of W. P. Carey Inc., which is the ultimate parent of CWI 2’s advisor and holds an indirect interest in CWI 2, at a rate of LIBOR plus 1.1% and a maturity date of December 30, 2015.

CWI 2 obtained $42.0 million in non-recourse debt financing, with a floating interest rate of LIBOR plus 3.0% and a maturity date of May 2019. The loan is interest-only for 24 months.

The foregoing description does not purport to be complete and is subject to, and qualified its entirety by, reference to the Agreement for Sale and Purchase of Hotel, by and between Nashville Hotel Group, LLC and CWI Nashville Downtown Hotel, LLC, dated as of February 13, 2015. A copy of the agreement is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement for Sale and Purchase of Hotel, by and between Nashville Hotel Group, LLC and CWI Nashville Downtown Hotel, LLC dated as of February 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors 2 Incorporated

Date: May 7, 2015	By:	/s/ Hisham A. Kader
Hisham A. Kader
Chief Financial Officer and
Chief Accounting Officer